                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                            COMPUTER RESEARCH, INC.

                                       AT

                              $2.42 NET PER SHARE

                                       BY

                             CRI ACQUISITION, INC.,

                   A NEWLY FORMED CORPORATION WHOLLY-OWNED BY

                                RODGER O. RINEY

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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
            FRIDAY, SEPTEMBER 1, 2000, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     We are making this offer pursuant to a Purchase Agreement dated July 7, 2000 among James L. Schultz, James L. Schultz and Helen D. Schultz, as Tenants by the Entireties and as Joint Tenants, David J. Vagnoni, Computer Research, Inc. and CRI Acquisition, Inc. Upon execution of the Purchase Agreement, CRI Acquisition purchased 1,403,495 shares of common stock of Computer Research from Mr. Schultz and his wife and Mr. Vagnoni, representing 34.8% of the outstanding shares of common stock. Mr. Schultz and Mr. Vagnoni are executive officers and directors of Computer Research. The Purchase Agreement required us to commence this offer to buy your shares at the same price per share as was paid to Mr. Schultz and Mr. Vagnoni. The board of directors of Computer Research has approved the Purchase Agreement and this offer and determined that the terms of this offer are fair to you, the shareholders of Computer Research. The board of directors of Computer Research recommends that you accept the offer and tender your shares.

     Our offer is conditioned upon there being validly tendered and not withdrawn prior to the expiration of the offer 1,288,121 shares of common stock which, when combined with the 1,403,495 shares we purchased from Mr. Schultz and his wife and Mr. Vagnoni, will result in CRI Acquisition owning two-thirds of the shares of common stock of Computer Research currently outstanding on a fully diluted basis. In addition, there are other material conditions to our offer that are described in Section 14 of this Offer to Purchase.

     To tender shares, you must deliver the certificate(s) representing your shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to Registrar and Transfer Company, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the depositary by the expiration of the tender offer, you may gain some extra time by having a broker, bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 3 of this Offer to Purchase.

     Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the information agent for this offer, at the location and telephone numbers on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the information agent or to brokers, dealers, commercial banks or trust companies. If your shares are held through a broker, dealer, commercial bank or trust company, you may also contact them for assistance concerning the offer.

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                               SUMMARY TERM SHEET

     We are offering to purchase all of the outstanding shares of common stock of Computer Research that we do not already own for $2.42 per share in cash. The following are some of the questions you, as a stockholder of Computer Research, may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

 --  WHO IS OFFERING TO BUY MY SECURITIES?

     Our names are CRI Acquisition, Inc. and Rodger O. Riney.

     Mr. Riney is the founder, President and Chief Executive Officer of Scottrade, Inc., a securities brokerage firm. He is a resident of St. Louis, Missouri.

     CRI Acquisition is a Delaware corporation formed by Mr. Riney for the purpose of buying all of the common stock of Computer Research. Mr. Riney serves as CRI Acquisition's sole director and executive officer and owns all of its outstanding capital stock. CRI Acquisition has carried on no activities other than acquiring shares of Computer Research in accordance with the Purchase Agreement it entered with James L. Schultz, James L. Schultz and Helen D. Schultz, as Tenants by the Entireties and as Joint Tenants, David J. Vagnoni and Computer Research. See Section 1 of this Offer to Purchase.

 --  WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are seeking to purchase all of the outstanding shares of common stock, no par value, of Computer Research that we do not already own. See Section 1 of this Offer to Purchase.

 -- HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay to you $2.42 in cash per share of Computer Research common stock. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See Sections 2 and 3 of this Offer to Purchase.

 --  IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think our financial condition is relevant to your decision as to whether to tender in the offer because the form of payment consists solely of cash and the offer is for all of the Computer Research shares. Mr. Riney will provide CRI Acquisition the funds necessary to purchase all shares validly tendered and not withdrawn in the offer. Mr. Riney has adequate personal funds available for this purpose. There is no financing contingency to the offer. See Sections 9, 10 and 14 of this Offer to Purchase.

 --  HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 5:00 p.m., New York City time, on Friday, September 1, 2000, to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Sections 1 and 3 of this Offer to Purchase.

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 --  CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     We have agreed in the Purchase Agreement that, without the consent of Computer Research, we may extend the offer:

     - if all of the offer conditions have been satisfied other than the condition that we receive tenders of 1,288,121 shares of common stock of Computer Research (which is the number of shares that, combined with the shares we already own, will result in us owning at least two-thirds of the outstanding shares after the offer and which is the condition we call the "minimum condition" in this Offer to Purchase), for a period of not more than 10 business days following the initial expiration date, in order to allow the minimum condition to be satisfied; and

     - if any of the offer conditions has not been satisfied (other than the minimum condition), for the minimum period of time deemed appropriate by us to satisfy such condition, but in no event later than the 20th business day following the initial expiration date.

     See Section 1 of this Offer to Purchase for more details on our ability to extend the offer.

 --  WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

     We may give shareholders who do not tender in the offer another opportunity to tender at the same price in a subsequent offering period. See Section 1 of this Offer to Purchase for further details.

     - The subsequent offering period, if any, will begin on the day we announce that we have purchased shares of common stock of Computer Research in the offer and last for three to 20 business days. We may extend the subsequent offering period, but it will not last more than 20 business days in total. See Section 1 of this Offer to Purchase for further details.

     - There will be no withdrawal rights in the subsequent offering period. See
       Section 1 of this Offer to Purchase for further details.

 --  HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform Registrar and Transfer Company, the depositary for the offer, of the extension and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See
Section 1 of this Offer to Purchase.

 --  WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     We are not required to accept for payment or pay for, and may delay the acceptance for payment of or payment for, any tendered shares or may terminate or amend the offer if the minimum condition is not met.

     We are also not required to accept for payment or pay for, and may delay the acceptance for payment of or payment for, or may terminate or amend the offer at or before the time of payment for any shares pursuant to the offer (whether or not any shares have been accepted for payment) if any of the following shall occur and be continuing:

     - there shall be in effect an injunction, order, decree, judgment, statute, rule, or regulation which

      - materially restricts or prohibits the making or consummation of the offer;

      - materially restricts or prohibits the ownership or operation by us of our or Computer Research's business or assets or compels us to dispose of or hold separate any material portion of our or Computer Research's business or assets;

      - imposes any material limitations on our ability effectively to acquire or to hold or to exercise full rights of ownership of the shares, including, without limitation, the right to vote the shares purchased by us on all matters properly presented to the shareholders of Computer Research; or

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

      - imposes any limitations on the ability of us or any of our affiliates effectively to control in any material respect the business and operations of Computer Research; or

     - there shall be instituted, pending or threatened any suit, action, or proceeding that has a reasonable probability of resulting in

      - any of the consequences referred to above;

      - the assessment of material damages against Computer Research or us due to the transactions contemplated by the Purchase Agreement; or

      - a material adverse change in the business, financial condition or assets of Computer Research.

     The offer is also subject to a number of other conditions. We can waive any of the conditions to the offer except the minimum condition without Computer Research's consent. See Section 14 of this Offer to Purchase.

 --  HOW DO I TENDER MY SHARES?

     To tender shares, you must deliver the certificate(s) representing your shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to Registrar and Transfer Company, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the depositary by the expiration of the tender offer, you may gain some extra time by having a broker, bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 3 of this Offer to Purchase.

 --  CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     If, after tendering your shares in the offer, you decide that you do NOT want to accept the offer, you can withdraw your shares by so instructing the depositary before the offer expires. If you tendered by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See Section 4 of this Offer to Purchase for further details.

 -- WHAT DOES THE COMPUTER RESEARCH BOARD OF DIRECTORS RECOMMEND REGARDING THE OFFER?

     We are making the offer pursuant to the Purchase Agreement, which has been approved by the board of directors of Computer Research. The board of directors of Computer Research (i) approved the offer subject to the terms and conditions set forth in the Purchase Agreement, (ii) resolved that the offer and the other transactions contemplated in the Purchase Agreement are fair to and in the best interests of Computer Research's shareholders after obtaining a fairness opinion from a financial advisor to that effect, and (iii) resolved to recommend acceptance of the offer by Computer Research's shareholders. See Section 11 of this Offer to Purchase.

 -- WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF THE COMPUTER RESEARCH SHARES ARE NOT TENDERED IN THE OFFER?

     Yes. Once we have purchased the shares that are tendered in the offer, we intend to merge CRI Acquisition or a new subsidiary of CRI Acquisition with and into Computer Research. In the merger, all of the shares of Computer Research common stock we do not own will be converted into $2.42 in cash. After the merger, Mr. Riney will own 100% of the surviving corporation, Computer Research. We call this merger the "second-step merger". See Section 12 of this Offer to Purchase.

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

 --  IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the second-step merger takes place, shareholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to any appraisal rights that are properly exercised under Pennsylvania law. Therefore, if the second-step merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. If the second-step merger does not take place, however, the number of shareholders and the number of shares of Computer Research that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for Computer Research's common stock. Also, in that instance, Computer Research may cease making filings with the SEC or otherwise may not be required to comply with the SEC rules relating to publicly held companies. See
Section 7 of this Offer to Purchase.

 --  WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On July 6, 2000, the last trading day before we announced the acquisition, the last bid price of Computer Research common stock reported on the over-the-counter market was $1 13/16 per share. On August 3, 2000, the last trading day before we commenced the tender offer, the last bid price of Computer Research's common stock reported on the over-the-counter market was $2 5/16. We encourage you to obtain a recent quotation for shares of Computer Research common stock in deciding whether to tender your shares. For more information on the market value of the Computer Research common stock, see Section 6 of this Offer to Purchase.

 -- WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES?

     The receipt of cash for shares pursuant to the tender offer will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells shares pursuant to the tender offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold pursuant to the tender offer. If the shares exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates. See Section 5 of this Offer to Purchase.

 --  WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You may call MacKenzie Partners, Inc. MacKenzie Partners is acting as the information agent for our tender offer. See the back cover of this Offer to Purchase.

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To the Holders of Common Stock of Computer Research:

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

     1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the offer, CRI Acquisition, Inc. will accept for payment and pay for all shares of Computer Research common stock validly tendered prior to the expiration date and not withdrawn as described in Section 4 of this Offer to Purchase. The expiration date shall mean 5 p.m., New York City time, on Friday, September 1, 2000, unless and until CRI Acquisition, in accordance with the terms of the Purchase Agreement, shall have extended the period of time for which the offer is open, in which event the expiration date shall mean the latest time and date at which the offer, as so extended by CRI Acquisition, shall expire.

     The offer is conditioned upon, among other things, the satisfaction of the two-thirds minimum tender condition, the absence of a court or regulatory order or pending or threatened litigation seeking to restrict or prevent the tender offer, the absence of any competing offers result in Computer Research's board of directors withdrawing or adversely modifying its approval of the offer and the absence of a material adverse change in the business, financial condition or assets of Computer Research. For more information on conditions to the offer, see Section 14 of this Offer to Purchase. If the conditions are not satisfied prior to the expiration date, CRI Acquisition reserves the right, but shall not be obligated, to do any of the following:

     - decline to purchase any of the shares tendered and terminate the offer, subject to the terms of the Purchase Agreement;

     - waive any of the conditions to the offer, to the extent permitted by applicable law and the provisions of the Purchase Agreement, and, subject to complying with applicable rules and regulations of the SEC, purchase all shares validly tendered; or

     - subject to the terms of the Purchase Agreement, extend the offer and, subject to the right of shareholders to withdraw shares until the expiration date, retain the shares that will have been tendered during the period or periods for which the offer is extended.

     Subject to the terms of the Purchase Agreement as described below, CRI Acquisition expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and the payment for, any shares, by giving oral or written notice of such extension to Registrar and Transfer Company, as the depositary. In addition, CRI Acquisition may amend the offer in certain respects, including, without limitation, by increasing the consideration offered to holders of shares and/or by decreasing the number of shares being sought in the offer, by giving oral or written notice of such amendment to the depositary. The rights reserved by CRI Acquisition in this paragraph are in addition to CRI Acquisition's rights to terminate the offer as described in
Section 14. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date in accordance with the public announcement requirements of Rule 14d-4(d) under the Exchange Act. Without limiting the obligation of CRI Acquisition under such rule or the manner in which CRI Acquisition may choose to make any public announcement, CRI Acquisition currently intends to make announcements by issuing a release through MacKenzie Partners, the information agent for this tender offer. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY CRI ACQUISITION FOR THE SHARES REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

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     The Purchase Agreement provides that CRI Acquisition will have the right to change the terms and conditions of the offer, so long as such changes do not, without the prior written approval of Computer Research

     - decrease the offer price or the number of shares sought;

     - amend the offer to modify or add any conditions;

     - change the form of consideration payable in the offer; or

     - otherwise amend the offer in any manner adverse to the holders of shares other than to extend the offer as permitted under the Purchase Agreement.

     The Purchase Agreement also provides that CRI Acquisition may, without the consent of Computer Research, extend the offer:

     - if all of the offer conditions have been satisfied other than the minimum condition that CRI Acquisition receives 1,288,121 shares of common stock of Computer Research, which is the number of shares that, combined with the shares we already own, will result in us owning at least two-thirds of the outstanding shares after the offer, for a period of not more than 10 business days following the initial expiration date, in order to allow the minimum condition to be satisfied;

     - if any of the offer conditions has not been satisfied (other than the minimum condition), for the minimum period of time deemed appropriate by CRI Acquisition to satisfy such condition, but in no event later than the 20th business day following the initial expiration date; and

     - for a subsequent offering period of three to 20 business days following the initial expiration date of the offer if all of the conditions to the offer have been satisfied or waived, provided that certain other conditions are met, including that CRI Acquisition accept and promptly pay for all shares tendered during the initial offering period and as they are tendered during the subsequent offering period.

     If all conditions to the offer have been satisfied or waived, CRI Acquisition will accept for payment and pay for all shares validly tendered and not withdrawn at such time (which shares may not thereafter be withdrawn).

     If CRI Acquisition extends the offer, or if CRI Acquisition is delayed in its purchase of or payment for shares, whether before or after its acceptance for payment of shares, or is unable to pay for shares pursuant to the offer for any reason, then, without prejudice to CRI Acquisition's rights under the offer, Registrar and Transfer Company may retain tendered shares on behalf of CRI Acquisition, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4 of this Offer to Purchase. However, the ability of CRI Acquisition to delay the payment for shares that CRI Acquisition has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the offer.

     If CRI Acquisition makes a material change in the terms of the offer or the information concerning the offer or waives a material condition of the offer, CRI Acquisition will disseminate additional tender offer materials and extend the offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the offer and that waiver of a material condition, such as the minimum condition, is a material change in the terms of the offer. The release states than an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares

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

being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled expiration date equals or exceeds the minimum extension period that would be required because of the amendment.

     Computer Research has provided CRI Acquisition with a stockholder list and security position listings for the purpose of disseminating the offer to holders of shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by CRI Acquisition to record holders of shares and will be furnished by CRI Acquisition to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of shares.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the offer, CRI Acquisition will accept for payment and will pay, as soon as practicable after acceptance and payment is legally permitted, for all shares validly tendered prior to the expiration date and not properly withdrawn in accordance with Section 4 of this Offer to Purchase. All determinations concerning the satisfaction of such terms and conditions will be within CRI Acquisition's discretion, which determinations will be final and binding. For more information on the terms and conditions of the offer, see Sections 1 and 14 of this Offer to Purchase. CRI Acquisition expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for shares in order to comply, in whole or in part, with any applicable law. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for shares accepted for payment pursuant to the offer will be made only after timely receipt by Registrar and Transfer Company, the depositary, of all of the following:

     - certificates for shares or a timely book-entry confirmation, as described below, with respect thereto;

     - a Letter of Transmittal or facsimile thereof, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message, as described below; and

     - any other documents required by the Letter of Transmittal.

     The per share consideration paid to any stockholder pursuant to the offer will be the highest per share consideration paid to any other stockholder pursuant to the offer.

     For purposes of the offer, CRI Acquisition will be deemed to have accepted for payment, and thereby purchased, shares properly tendered to CRI Acquisition and not withdrawn as, if and when CRI Acquisition gives written notice to the depositary, of CRI Acquisition's acceptance for payment of such shares. Payment for shares accepted for payment pursuant to the offer will be made within two business days after acceptance thereof by delivering the purchase price for the shares to Registrar and Transfer Company, which will act as agent for tendering shareholders for the purpose of receiving payment from CRI Acquisition and transmitting payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY CRI ACQUISITION FOR THE SHARES REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

     If any tendered shares are not purchased pursuant to the offer for any reason, certificates for any such shares will be returned, without expense to the tendering stockholder. In the case of shares delivered by book-entry transfer of shares into the depositary's account at the book-entry transfer facility, as described below, pursuant to the procedures set forth in Section 3 of this Offer to Purchase, the shares will be credited to an account maintained at the book-entry transfer facility, as promptly as practicable after the expiration or termination of the offer.

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

     3. PROCEDURE FOR TENDERING SHARES.

VALID TENDER

     For shares to be validly tendered pursuant to the offer:

     - either a properly completed and duly executed Letter of Transmittal or facsimile thereof, together with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message, as described below, and any other required documents, must be received by Registrar and Transfer Company, as depositary, at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration date; and

     - either certificates for tendered shares must be received by the depositary at one of such addresses or the shares must be delivered pursuant to the procedures for book-entry transfer described below, and a book-entry confirmation received by the depositary, in each case, prior to the expiration date or the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

     Registrar and Transfer Company will establish an account with respect to the shares at The Depository Trust Company, referred to as the book-entry transfer facility, for purposes of the offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of shares by causing the book-entry transfer facility to transfer such shares into the depositary's account in accordance with the book-entry transfer facility's procedure for such transfer. However, although delivery of shares may be effected through book-entry transfer into the depositary's account at the book-entry transfer facility, the Letter of Transmittal, or facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an agent's message, and any other required documents must, in any case, be transmitted to, and received by, the depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of shares into the depositary's account at the book-entry transfer facility as described above is referred to herein as a book-entry confirmation. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, Registrar and Transfer Company, as depositary, and forming a part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that CRI Acquisition may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

SIGNATURE GUARANTEES

     No signature guarantee is required on the Letter of Transmittal if the Letter of Transmittal is signed by the registered holder(s) (this term includes any participant in the book-entry transfer facility's systems whose name appears on a security position listing as the owner of the shares) of shares tendered therewith and the registered holder has not completed either the box entitled Special Delivery Instructions or the box entitled

Special Payment Instructions on the Letter of Transmittal. In addition, no signature guarantee is required if shares are tendered for the account of a financial institution, including most commercial banks, savings and loan associations and brokerage houses, that is a participant in the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program. Such institutions are referred to as eligible institutions. In all other cases, all signatures on Letters of Transmittal must be guaranteed by an eligible institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. For more information on signature guarantees, see Instructions 1 and 5 to the Letter of Transmittal.

GUARANTEED DELIVERY

     If a stockholder desires to tender shares pursuant to the offer and the stockholder's certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach Registrar and Transfer Company prior to the expiration date, the stockholder's tender may be effected if all the following conditions are met:

     - the tender is made by or through an eligible institution, as described below;

     - a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by CRI Acquisition, is received by the depositary, as provided below, prior to the expiration date; and

     - the certificates for, or a book-entry confirmation with respect to, the shares, together with a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message, and any other required documents are received by the depositary within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand to Registrar and Transfer Company, as the depositary, or transmitted by telegram, facsimile transmission or mail to the depositary and must include a guarantee by an eligible institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for shares accepted for payment pursuant to the offer will be made in all cases only after timely receipt by the depositary of all of the following:

     - certificates for, or a timely book-entry confirmation with respect to, the shares;

     - a Letter of Transmittal, or facsimile thereof, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message; and

     - any other documents required by the Letter of Transmittal.

     Accordingly, tendering shareholders may be paid at different times depending upon when certificates for shares or book-entry confirmations with respect to shares are actually received by the depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY CRI ACQUISITION FOR THE SHARES REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

     The valid tender of shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and CRI Acquisition upon the terms and subject to the conditions of the offer.

APPOINTMENT

     By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of CRI Acquisition, and each of them, as the stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the stockholder's rights with respect to the shares tendered by the stockholder and accepted for payment by CRI Acquisition and with respect to any and all other shares or other securities or rights issued or issuable in respect of the shares. All proxies will be considered coupled with an interest in the tendered shares. The appointment will be effective when, and only to the extent that, CRI Acquisition accepts for payment shares tendered by the stockholder as provided herein. Upon the appointment, all prior powers of attorney, proxies and consents given by the stockholder with respect to the shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by the stockholder and, if given, will not be deemed effective. The designees of CRI Acquisition will thereby be empowered to exercise all voting and other rights with respect to the shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Computer Research's shareholders, actions by written consent in lieu of any meeting or otherwise, as they in their sole discretion deem proper. CRI Acquisition reserves the right to require that, in order for shares to be deemed validly tendered, immediately upon CRI Acquisition's acceptance for payment of the shares, CRI Acquisition must be able to exercise full voting, consent and other rights with respect to the shares and other related securities or rights, including voting at any meeting of shareholders. Despite the existence of the proxies described above, in the Purchase Agreement CRI Acquisition and Mr. Riney have agreed not to seek to elect members of the board of directors of Computer Research or influence its management before the abandonment of this offer, or, following the purchase of the shares tendered under this offer, the consummation or abandonment of the second step merger.

DETERMINATION OF VALIDITY

     All questions as to the validity, form, eligibility, including time of receipt, and acceptance of any tender of shares will be determined by CRI Acquisition, in its sole discretion, which determination will be final and binding. CRI Acquisition reserves the absolute right to reject any or all tenders of any shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of CRI Acquisition's counsel, be unlawful. CRI Acquisition also reserves the absolute right, in its sole discretion, subject to the provisions of the Purchase Agreement, to waive any of the conditions of the offer or any defect or irregularity in the tender of any shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of CRI Acquisition, Registrar and Transfer Company, as the depositary, MacKenzie Partners, as the information agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. CRI Acquisition's interpretation of the terms and conditions of the offer including the Letter of Transmittal and the instructions thereto will be final and binding.

BACKUP WITHHOLDING

     In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the offer, a stockholder surrendering shares in the offer must, unless an exemption applies, provide the depositary with the stockholder's correct taxpayer identification number on a Substitute Form W-9 and certify under penalties of perjury that the number is correct and that the stockholder is not subject to backup withholding. If a stockholder does not provide the stockholder's correct taxpayer identification number or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the offer may be subject to backup withholding of 31%. All shareholders surrendering shares pursuant to the offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to CRI Acquisition and the depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign shareholders, if exempt, should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

     4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of shares are irrevocable. Shares tendered pursuant to the offer may be withdrawn pursuant to the procedures described below at any time prior to the expiration date and, unless theretofore accepted for payment and paid for by CRI Acquisition pursuant to the offer, may also be withdrawn at any time after October 2, 2000.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by Registrar and Transfer Company, as the depositary, at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to the depositary, then, prior to the physical release of the certificates, the serial numbers shown on the certificates must be submitted to the depositary and, unless the shares have been tendered by an eligible institution, the signatures on the notice of withdrawal must be guaranteed by an eligible institution. If shares have been delivered pursuant to the procedures for book-entry transfer as set forth in
Section 3 of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with such book-entry transfer facility's procedures. Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the offer. However, withdrawn shares may be retendered by again following one of the procedures described in Section 3 of this Offer to Purchase any time prior to the expiration date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by CRI Acquisition, in its sole discretion, which determination will be final and binding. None of CRI Acquisition, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for shares pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under state, local or foreign tax laws. In general, a stockholder who tenders shares in the offer will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold. Such gain or loss generally will be capital gain or loss if the shares disposed of were held as capital assets by the stockholder, and will be long-term capital gain or loss if the shares disposed of were held for more than one year at the date of sale.

     The foregoing summary constitutes a general description of certain U.S. federal income tax consequences of the offer without regard to the particular facts and circumstances of each stockholder of Computer Research and is based on the provisions of the Internal Revenue Code of 1986, as amended, Treasury Department Regulations issued pursuant thereto and published rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Special tax consequences not described herein may be applicable to certain shareholders subject to special tax treatment (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign shareholders and shareholders who have acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation). ALL SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO SPECIFIC TAX EFFECTS OF THE OFFER APPLICABLE TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL AND FOREIGN TAX LAWS.

     6. PRICE RANGE OF SHARES OF COMPUTER RESEARCH COMMON STOCK. Computer Research's common stock is traded on the OTC Bulletin Board under the symbol "CRIX." The following table sets forth, for each of the fiscal years indicated, the high and low reported last bid price per share on the OTC Bulletin Board as reported in Computer Research's Annual Report on Form 10-KSB for the fiscal years ended August 31, 1998 and 1999, and thereafter based on published financial sources.

                                                                     LAST BID
                                                                      PRICE
                                                                ------------------
                                                                 HIGH        LOW
                                                                -------    -------
1998
  First Quarter.............................................      1 1/2        7/8
  Second Quarter............................................      1 1/2        13/16
  Third Quarter.............................................      1 7/16       15/16
  Fourth Quarter............................................      1 11/16      13/16
1999
  First Quarter.............................................      1 1/8        7/8
  Second Quarter............................................      1 5/8        13/16
  Third Quarter.............................................      2 9/16       15/16
  Fourth Quarter............................................      1 15/16    1 13/16
2000
  First Quarter.............................................      1 5/16       7/8
  Second Quarter............................................      2          1
  Third Quarter.............................................      2 3/4      1 1/8
  Fourth Quarter through August 3, 2000.....................      2 3/8      1 3/8

     On July 6, 2000, the last full trading day prior to the first public announcement of CRI Acquisition's intention to commence the offer, the last bid price of the shares on the OTC Bulletin Board was $1 13/16 per share. On August 3, 2000, the last full trading day prior to the commencement of the offer, the last bid, as reported in Computer Research's price of the shares on the OTC Bulletin Board was $2 5/16 per share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     7. EFFECT OF THE OFFER ON THE MARKET FOR COMPUTER RESEARCH'S COMMON STOCK; EXCHANGE ACT REGISTRATION;

EFFECT ON MARKET

     The purchase of shares pursuant to the offer will reduce the number of holders of shares and the number of shares that might otherwise trade on the OTC Bulletin Board and could adversely effect the liquidity and market value of the remaining shares held by the public, as well as the availability of quotations for the value of the shares.

EXCHANGE ACT REGISTRATION

     Computer Research's shares currently are registered under the Exchange Act. Registration of the shares under the Exchange Act may be terminated upon application of Computer Research to the SEC if the shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the shares under the Exchange Act would substantially reduce the information required to be furnished by Computer Research to its shareholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to going private transactions, no longer applicable to Computer Research. Furthermore, the ability of affiliates of Computer Research and persons holding restricted securities of Computer Research to dispose of those securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the shares under the Exchange Act were terminated, the shares would no longer be margin securities or be eligible for continued listing on any stock exchange. CRI Acquisition may seek to cause Computer Research to apply for termination of registration of the shares under the Exchange Act as soon after the completion of the offer as the requirements for such termination are met.

     8. CERTAIN INFORMATION CONCERNING COMPUTER RESEARCH, INC.

GENERAL

     The information concerning Computer Research contained in this Offer to Purchase has been furnished by Computer Research or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. CRI Acquisition assumes no responsibility for the accuracy or completeness of the information concerning Computer Research contained in such documents and records or for any failure by Computer Research to disclose events that may have occurred or may affect the significance or accuracy of the information but that are unknown to CRI Acquisition.

     Computer Research provides computerized accounting and record-keeping support services to more than 40 securities broker/dealers, banks and other financial institutions throughout the United States.

     Computer Research is a Pennsylvania corporation with its principal executive offices at Southpointe Plaza I, Suite 300, 400 Southpointe Boulevard, Canonsburg, Pennsylvania 15317. The telephone number of Computer Research at such offices is (724) 745-0600.

AVAILABLE INFORMATION

     Computer Research is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Computer Research's directors and officers, their remuneration, options granted to them, the principal holders of Computer Research's securities and any material interests of those persons in transactions with Computer Research is required to be disclosed in proxy statements distributed to Computer Research's shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information.

     9. CERTAIN INFORMATION CONCERNING CRI ACQUISITION, INC. AND RODGER O.
        RINEY.

GENERAL

     CRI Acquisition, a Delaware corporation, was organized for the purpose of acquiring Computer Research and has conducted no activities unrelated to this purpose since its organization. All of the issued and outstanding shares of capital stock of CRI Acquisition are currently owned by Rodger O. Riney, the President, Treasurer, Secretary, sole director and sole stockholder of CRI Acquisition. The principal executive offices of CRI Acquisition are located at 12855 Flushing Meadows Drive, Suite 100, St. Louis, Missouri 63131. The telephone number of CRI Acquisition at such offices is (800) 888-1980, Ext. 1101.

     Mr. Riney is the founder, President and Chief Executive Officer of Scottrade, Inc., formerly Scottsdale Securities, Inc., a securities brokerage firm that is registered with the SEC and the NASD with its principal executive offices at 12855 Flushing Meadows Drive, Suite 100, St. Louis, Missouri 63131. Mr. Riney is also a director of Knight Trading Group, Inc., a securities market maker.

     CRI Acquisition is not registered under or subject to the provisions of the Exchange Act.

FINANCIAL CONDITION

     Mr. Riney and CRI Acquisition do not consider their financial condition to be material to a decision as to whether to tender shares in the offer because the form of payment consists solely of cash, the tender offer is for all of Computer Research's outstanding shares not already owned by CRI Acquisition and this offer is not subject to any financing condition. Mr. Riney will provide CRI Acquisition with the funds necessary to purchase all shares validly tendered and not withdrawn in the offer and to consummate the second step merger. Mr. Riney has adequate personal funds available for this purpose.

CERTAIN INFORMATION

     The name, citizenship, business address, present principal occupation or employment and five-year employment history of Mr. Riney, the sole director and executive officer of CRI Acquisition, is set forth in Schedule I hereto.

     Except as set forth in this Offer to Purchase regarding the purchase on July 7, 2000 of 1,403,495 shares of Computer Research common stock, neither CRI Acquisition, Mr. Riney nor, to the best of their knowledge, any associate or majority-owned subsidiary of either of them beneficially owns or has a right to acquire any shares of Computer Research, and neither CRI Acquisition, Mr. Riney nor, to the best of their knowledge, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in its shares during the past 60 days, other than transactions, if any, effected by Scottrade for customers in the ordinary course of Scottrade's business.

     Mr. Riney is an outside director of Knight Trading Group, a securities market maker which makes a market in approximately 2,600 over-the-counter bulletin board companies. Knight Trading Company makes a market in Computer Research stock. Mr. Riney is not an officer or employee of Knight Trading Group and exercises no direct or indirect control over its market making activities in Computer Research.

     Except as set forth in this Offer to Purchase, neither CRI Acquisition nor Mr. Riney has any contract, arrangement, understanding or relationship with any other person with respect to the securities of Computer Research, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of Computer Research, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of CRI Acquisition nor Mr. Riney, nor any of their respective affiliates has had, within the last two years, any business relationships or transactions with Computer Research or any of its executive officers, directors or affiliates that would require reporting under the rules of the SEC. Except as set forth in this Offer to Purchase, within the last two years, there have been no contacts, negotiations or transactions between CRI Acquisition, Mr. Riney or any of their affiliates and Computer Research or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or sale or other transfer of a material amount of assets.

     Mr. Riney has entered into a Financial Advisory Agreement with Sanders Morris Harris Inc. dated June 30, 2000 and amended August 1, 2000, under which Mr. Riney and CRI Acquisition retain Sanders Morris Harris to act as financial advisor to Mr. Riney and CRI Acquisition, in connection with the acquisition of Computer Research and to serve as a licensed broker dealer in those jurisdictions where the securities, blue sky or other laws require this offer to be made by a licensed broker dealer. As compensation to Sanders Morris Harris, Mr. Riney and CRI Acquisition are obligated to pay a formula-based fee calculated upon the purchase price of Computer Research. Mr. Riney and CRI Acquisition have agreed to reimburse Sanders Morris Harris for its reasonable out-of-pocket expenses incurred in connection with the engagement, and to indemnify Sanders Morris Harris and certain related persons against certain liabilities and expenses in connection with the engagement.

     10. SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by CRI Acquisition to purchase all of the shares pursuant to the offer and to pay related fees and expenses is expected to be approximately $6.4 million. CRI Acquisition will obtain all necessary funds to purchase all the Computer Research shares that might be tendered in the offer from a contribution by Mr. Riney out of his personal funds. CRI Acquisition does not currently have or require any alternative financing arrangements.

     11. BACKGROUND OF THE OFFER, PURPOSE OF THE OFFER, THE PURCHASE AGREEMENT AND CERTAIN OTHER AGREEMENTS.

     The following description was prepared by CRI Acquisition, Mr. Riney and Computer Research. Information about Computer Research was provided by Computer Research and neither CRI Acquisition nor Mr. Riney takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Mr. Riney, CRI Acquisition or their representatives did not participate.

BACKGROUND OF THE OFFER

     In late April, 2000, Mr. Riney, as President of Scottrade, began to seek trade processing software that Scottrade could purchase and run in-house. Scottrade hired a software consultant to begin searching for solutions.

     In May 2000, Scottrade's consultant identified Computer Research as a possible vendor, began his investigation of Computer Research's software as a possible solution for Scottrade's in-house trade processing requirements and began preliminary discussions with Computer Research through Rodney Malone, one of its salesmen. After attending a demonstration of the software's functionality, the consultant reported to Mr. Riney that it appeared to be a viable solution for Scottrade's needs. In late May, Mr. Riney scheduled a trip to Computer Research's Denver office to see a demonstration of the software.

     On May 23, 2000, Computer Research entered into a letter of intent terminable after June 30, 2000, to be acquired by SunGard Data Systems at $2.00 a share, which was publicly announced on June 7, 2000.

     On June 9, 2000, Mr. Riney, the consultant and members of Scottrade's operational staff visited Computer Research's Denver office to see a demonstration of the Computer Research software. Mr. Riney met with Mr. Malone concerning the possible licensing of Computer Research's software to Scottrade. Although Computer Research was not in the business of licensing its software, Mr. Malone indicated that senior management of Computer Research was open to the idea. In preliminary negotiations between Mr. Riney and Mr. Malone, a license fee of approximately $2 million for the software was discussed.

     Mr. Riney concluded that, in light of the SunGard offer to purchase Computer Research for approximately $8.1 million, he saw value in acquiring not only the software license but also the entire company, its people, assets and technologies. On the afternoon of June 9, 2000, Mr. Riney discussed with Mr. Malone the possibility of Scottrade purchasing Computer Research. Mr. Riney was referred by Mr. Malone to William Lerner, who is the corporate secretary of Computer Research, and was also hired by Computer Research to assist Computer Research with evaluating its strategic alternatives, including its possible sale.

     After his return from Denver, Mr. Riney determined that he should purchase the shares of Computer Research personally and not through Scottrade. He believed that if Computer Research became a subsidiary of Scottrade it would potentially hurt Computer Research's ability to market its services to securities brokers competing with Scottrade. Mr. Riney also discussed his desire to pursue the acquisition of Computer Research with other members of Scottrade's senior management, who were concerned with the impact the cost of the proposed acquisition would have on Scottrade's capital, and concluded that Mr. Riney should pursue Computer Research as a personal investment. There is no arrangement between Scottrade and Mr. Riney that obligates Mr. Riney, once he has acquired control of Computer Research, to license or make its software available to Scottrade; although it is expected that such an arrangement will be negotiated following the successful conclusion of the tender offer and second step merger described in this offer to purchase.

     Early in the week of June 18, 2000, Mr. Riney contacted Bruce McMaken of the investment banking firm of Sanders Morris Harris for assistance and advice in approaching Computer Research regarding a possible transaction. On June 30, 2000, Sanders Morris Harris was formally engaged by Mr. Riney to assist him in pursuing the acquisition.

     On June 21, 2000, Mr. Schultz returned a call to him placed by Mr Riney. When Mr. Riney informed Mr. Schultz that he wanted to discuss a purchase of Computer Research, Mr. Schultz refused to discuss this with Mr. Riney and referred all inquires to Mr. Lerner.

     On June 21, 2000 and June 22, 2000, Mr. Riney and Mr. McMaken spoke to discuss possible transaction structures and alternatives. On Friday, June 23, 2000, Mr. Riney prepared and faxed to Computer Research a letter indicating his strong interest in acquiring Computer Research at a cash price of $2.25 or more per share, and requesting access to the company and its senior management in order to conduct due diligence.

     On Monday, June 26, 2000, Mr. Lerner contacted Mr. McMaken to acknowledge receipt of the offer and to ask for further information to determine if Mr. Riney's offer was bona fide. Mr. Lerner also provided background information on Computer Research's major customer relationships.

     On June 27, 2000, Mr. Lerner and Mr. McMaken had further discussions concerning the offer, and Mr. Lerner informed Mr. McMaken that SunGard Data Systems had been informed of the competing $2.25 per share offer received from Mr. Riney. Mr. Lerner and Mr. McMaken preliminarily scheduled a due diligence call for June 30, 2000, to be held after Computer Research's scheduled June 29, 2000 board of directors meeting. Mr. Lerner refused Mr. McMaken's offer to have Mr. Riney available to appear at the board of directors' meeting. Mr. Lerner sought to delay any additional due diligence until the week of July 3, 2000.

     On June 28, 2000, Mr. Lerner advised Mr. McMaken that SunGard Data Systems had indicated their intention to meet Mr. Riney's proposed price of $2.25 per share. A telephone discussion ensued between Mr. Lerner, Mr. McMaken and Mr. Riney regarding a possible higher offer by Mr. Riney and possible structures for the transaction.

     On Friday, June 30, 2000, Mr. Riney, Mr. McMaken, Mr. Schultz, Mr. Vagnoni and Mr. Lerner participated in due diligence telephone conference. During the call, Mr. Riney indicated he would offer up to $2.42 per share for all of Computer Research's shares and discussed acceptable employment contract terms for Mr. Schultz and Mr. Vagnoni. Mr. Riney also requested that acceptable break-up provisions be agreed to in order to cover his anticipated expenses incurred in connection with the transaction.

     Late in the evening of June 30, 2000, Mr. Riney submitted to the company a signed copy of a Purchase Agreement, which provided for the purchase of Mr. Vagnoni's and Mr. Schultz's shares at $2.42 per share, followed by a tender offer for the remaining shares of the Company at $2.42 per share. In most respects, the terms of this draft of the Purchase Agreement were the same as the Purchase Agreement eventually signed. The material changes made to the June 30, 2000 draft in order to arrive at the final executed Purchase Agreement included

     - the substitution of CRI Acquisition for Mr. Riney as purchaser;

     - the revision of the terms of the agreement so that it called for a contemporaneous execution and closing with respect to the shares of Mr. Vagnoni and Mr. Schultz;

     - the addition of Mr. Schultz's wife as a party;

     - the revision of the provisions allowing CRI Acquisition to obtain proportionate representation on Computer Research's board of directors to delay this right until after the consummation or abandonment of the offer and the second step merger;

     - the amendment of the "no shop" provision to allow Computer Research to respond to bona fide unsolicited offers; and

     - the addition of a provision requiring that the indemnification provisions in Computer Research's Articles of Incorporation and Bylaws be maintained for six years.

     On July 1, 2000, Computer Research formally terminated its letter of intent with SunGard Data Systems.

     Over the weekend of July 1 and 2, 2000, various conversations occurred between the parties and their counsel regarding transaction structure and timing and a revised draft of the Purchase Agreement was prepared. Among the matters negotiated was whether the Purchase Agreement would be signed prior to the closing, and the scope of Mr. Schultz's and Mr. Vagnoni's post-closing indemnification obligation.

     During the weekend, Mr. Riney left the country on a previously scheduled vacation. Since he was not scheduled to return until July 5, 2000, on July 3, 2000, Computer Research and Mr. McMaken on behalf of Mr. Riney executed a "bridging" letter agreement. The letter agreement bound both parties to negotiate in good faith with a view to executing a legally binding purchase agreement on or before July 7, 2000. Computer Research agreed to pay the reasonable fees and expenses incurred by Mr. Riney (up to $75,000) in the event a binding purchase agreement was not signed on or before July 7, 2000 as a result of a higher offer being made for Computer Research. The letter also obligated Computer Research and its affiliates to cease attempts to solicit higher offers to purchase the company, although it did permit Computer Research's board to consider unsolicited written third party offers.

     Also on July 3, 2000, Mr. McMaken made a due diligence telephone call to an ex-customer of Computer Research. Further due diligence activities occurred on July 5 and 6, 2000, additional drafts of the Purchase Agreement were circulated and the definitive Purchase Agreement was finalized.

     In several telephone conversations on July 5 and 6, 2000, the board discussed the final terms of the purchase agreement and received an oral report on the fairness of the transaction from a representative of Valuation Professionals, Inc., which concluded that $2.42 per share to be paid in the transaction with Mr. Riney was fair from a financial point of view to the shareholders of the Company. The board adopted resolutions approving the Purchase Agreement and the transaction contemplated thereby, including the Offer and the Merger, on July 6, 2000.

     On July 7, 2000, the signature pages to the Purchase Agreement were delivered, the shares of Messrs. Schultz and Vagnoni were purchased and a press release announcing the transaction was released.

PURPOSE OF THE OFFER

     The purpose of the offer and the Purchase Agreement is to enable CRI Acquisition to acquire Computer Research.

     Shareholders of Computer Research who sell their shares in the offer will cease to have any equity interest in Computer Research and to participate in its earnings and any future growth. If the offer is consummated, the shareholders who tender their shares will no longer have an equity interest in Computer Research and instead will have only the right to receive cash consideration pursuant to the Purchase Agreement and this Offer to Purchase. Similarly, the shareholders of Computer Research who tender their shares will not bear the risk of any decrease in the value of Computer Research after selling their shares in the offer.

     The primary benefit of the offer to the shareholders of Computer Research is that such shareholders are being afforded an opportunity to sell all of their shares for cash at a price that represents a premium of approximately 34% over the closing market price of the shares on the last full trading day prior to the initial public announcement of the offer.

THE PURCHASE AGREEMENT

     The following is a summary of certain provisions of the Purchase Agreement dated as of July 7, 2000, as amended as of August 1, 2000. The summary is qualified in its entirety by reference to the Purchase Agreement and the First Amendment to Purchase Agreement, a copy of each of which has been filed with the SEC as an exhibit to the Schedule TO filed by CRI Acquisition and Mr. Riney. The Purchase Agreement and the First Amendment to Purchase Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

     Initial Purchase. Pursuant to the terms of the Purchase Agreement, CRI Acquisition purchased 1,403,495 shares of common stock of Computer Research held by Mr. Schultz and his wife and Mr. Vagnoni at a purchase price of $2.42 in cash, representing 34.8% of the outstanding common stock of Computer Research. Mr. Schultz and Mr. Vagnoni are senior executive officers and directors of Computer Research.

     Recommendation of Computer Research. Pursuant to the terms of the Purchase Agreement, Computer Research and its board of directors approved the offer, resolved that the offer is fair and in the best interest of its shareholders and agreed to recommend acceptance of the offer to its shareholders.

     The Offer. The Purchase Agreement provides that on or before August 7, 2000, CRI Acquisition will commence the offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the offer, CRI Acquisition will purchase all shares validly tendered pursuant to the offer. The Purchase Agreement provides that, without Computer Research's consent, CRI Acquisition will not:

     - decrease the offer price;

     - modify or add any conditions to the offer;

     - change the form of consideration payable in the offer; or

     - amend the offer in a manner adverse to the holders of shares.

     Notwithstanding the foregoing, the Purchase Agreement provides that CRI Acquisition may, without Computer Research's consent, extend the offer from time to time under the following circumstances and for the following periods:

     - for no more than 10 business days following the initial expiration date of the offer if all of the conditions to the offer have been satisfied except the minimum condition of receiving two-thirds of the shares of Computer Research common stock (including the 1,403,495 shares previously purchased under the Purchase Agreement);

     - for no more than 20 business days following the initial expiration date of the offer, if any of the conditions to the offer have not been satisfied (other than the minimum condition); and

     - for a subsequent offering period of three to 20 business days following the initial expiration date of the offer if all of the conditions to the offer have been satisfied or waived, provided that certain other conditions are met, including that CRI Acquisition accepts and promptly pays for all shares tendered during the initial offering period and as they are tendered during the subsequent offering period.

     The Merger. Following the consummation of the offer, the Purchase Agreement provides that, subject to the terms and conditions thereof, at the request of CRI Acquisition and in accordance with applicable law, in the event that CRI Acquisition acquires at least 80% of the outstanding shares of Computer Research (including the initial purchase of shares from Mr. Schultz and his wife and Mr. Vagnoni), either CRI Acquisition or a wholly-owned subsidiary of CRI Acquisition shall be merged with and into Computer Research. Under Pennsylvania law, this can be accomplished without the vote of Computer Research's shareholders. As a result of this short-form merger, Computer Research, as the surviving corporation, shall exist as a wholly-owned subsidiary of CRI.

     At the effective time of the short-form merger, each issued and outstanding share (other than shares that are owned by CRI Acquisition) will be converted into the right to receive $2.42 in cash, the price per share paid pursuant to the offer. Each issued and outstanding share of the common stock of the wholly-owned subsidiary of CRI Acquisition will be canceled and cease to be outstanding.

     The Purchase Agreement also provides that, subject to the terms and conditions thereof, and in accordance with applicable law, in the event that CRI Acquisition acquires less than 80% but more than 66 2/3% (including the initial purchase of shares from Mr. Schultz and his wife and Mr. Vagnoni) of the outstanding shares of Computer Research, either CRI Acquisition or a wholly-owned subsidiary of CRI Acquisition shall be merged with and into Computer Research, and, as a result of this merger Computer Research will be the surviving corporation. In contrast to the short-form merger described above, in this instance Computer

Research shall, if required by applicable laws, hold a meeting of its shareholders for the purpose of voting on the merger. See Section 12 of this Offer to Purchase.

     Control of Computer Research. The Purchase Agreement provides that, until the conclusion of the merger described above, CRI Acquisition and its affiliates shall not elect any directors on Computer Research's board of directors or seek to change the management or policies of Computer Research in any way. If the offer is not consummated, then CRI Acquisition shall be entitled to designate such number of directors, rounded up to the next whole number, as is equal to the product of the total number of directors on Computer Research's board of directors multiplied by the percentage that the number of shares of capital stock beneficially owned by CRI Acquisition bears to the total number of shares of capital stock then outstanding. Computer Research will take all actions necessary to cause CRI Acquisition's designees to be elected as directors of Computer Research, including securing the resignations of such number of its incumbent directors.

     Non-Competition Covenants. Mr. Vagnoni and Mr. Schultz agreed not to compete with Computer Research, directly or indirectly, for a period of five years following July 7, 2000.

     Employment Agreements. Mr. Schultz agreed to enter into an employment agreement having a term of one year and a salary of $200,000 per year, which may be extended by mutual agreement of the parties. Mr. Schultz further agreed to enter into a consulting agreement with Computer Research to begin upon termination of his employment agreement and extend for two years thereafter at a fee of $100,000 per year. Mr. Vagnoni agreed to enter into a two-year consulting agreement with Computer Research at a fee of $50,000 in the first year and $25,000 in the second year.

     Articles of Incorporation and Bylaws. Except as required by applicable law, the articles of incorporation and bylaws of Computer Research will not be amended for a period of six years following July 7, 2000 in any manner that would adversely affect the indemnification or litigation expense reimbursement rights thereunder of any persons who were directors, officers, employees or agents of Computer Research on or prior to July 7, 2000.

     No Solicitation. Computer Research has agreed that neither Computer Research nor any of its affiliates will, directly or indirectly, initiate, solicit or knowingly encourage any acquisition proposal or engage in discussions or negotiations with any person that is considering making or has made an acquisition proposal. If at any time prior to the commencement of the offer, Computer Research received an unsolicited, written, bona fide acquisition proposal from a third party, Computer Research's board of directors was allowed to proceed with discussions and negotiate any such acquisition proposal provided that, in the good faith judgment of the board based on the advice of legal counsel, the board determined that its failure to do so would be inconsistent with its fiduciary duties to Computer Research's shareholders under applicable law. In the event of such an acquisition proposal, Computer Research was obligated to immediately advise CRI Acquisition of the terms and conditions thereof and the identity of the person making such proposal.

     Indemnification. Pursuant to the Purchase Agreement:

     - CRI Acquisition agreed to protect, indemnify and hold harmless Computer Research, Mr. Schultz and his wife and Mr. Vagnoni against all liabilities arising out of a breach by CRI Acquisition of any of its representations, warranties, covenants or agreements in the Purchase Agreement.

     - Prior to the consummation of the offer, Mr. Schultz, Mr. Vagnoni and Computer Research have an obligation to jointly and severally protect, indemnify and hold harmless CRI Acquisition, its affiliates and their officers, directors, employees, representatives and agents against all liabilities arising out of a breach of any of the representations, warranties, covenants or agreements made by any of them in the Purchase Agreement. Following the consummation of the offer, only Mr. Vagnoni and Mr. Schultz have this joint and several indemnification obligation, which extends until July 7, 2002.

     Representations and Warranties. Computer Research, Mr. Schultz and Mr. Vagnoni made customary representations and warranties to CRI Acquisition with respect to, among other things, Computer Research's organization, capitalization, financial statements, public filings, conduct of business, intellectual property, compliance with laws, litigation and undisclosed liabilities. Additionally, Computer Research, Mr. Schultz and Mr. Vagnoni represented and warranted to CRI Acquisition that certain anti-takeover laws of Pennsylvania do not apply to Computer Research. As a condition to the consummation of the offer, the representations and warranties must be true unless CRI Acquisition waives them or they would not, in the aggregate, result in a material adverse change in the business, condition, assets or prospects of Computer Research.

     Fees and Expenses. All costs and expenses incurred in connection with the Purchase Agreement and the offer are to be paid by the party incurring such expenses, whether or not the offer is consummated, except that Computer Research agreed to pay all of CRI Acquisition's reasonable fees and expenses incurred in connection with the Purchase Agreement and the offer if Computer Research's board of directors: (a) withdraws or adversely modifies its approval or recommendation in favor of the offer, (b) after receiving an acquisition proposal from another party, fails to publicly reconfirm its recommendation in favor of CRI Acquisition's offer within five business days after receiving CRI Acquisition's written request for such reconfirmation, or (c) recommends acceptance of an acquisition proposal from a third party.

     Guaranty. Mr. Riney guarantees in favor of Computer Research, Mr. Schultz and his wife and Mr. Vagnoni the truth and accuracy of the representations and warranties made by CRI Acquisition in the Purchase Agreement and the full performance by CRI Acquisition of its covenants and agreements under the Purchase Agreement.

     12. PLANS FOR COMPUTER RESEARCH; OTHER MATTERS.

PLANS FOR COMPUTER RESEARCH

     CRI Acquisition is conducting a review of Computer Research and its assets, corporate structure, operations, properties, policies, management and personnel and will consider, subject to the terms of the Purchase Agreement, what, if any, changes would be desirable in light of the circumstances that exist upon completion of the offer and second step merger. Such changes could include changes in Computer Research's business, corporate structure, board of directors or management, although, except as disclosed in this Offer to Purchase, neither CRI Acquisition nor Mr. Riney has any current plans with respect to these matters. The Purchase Agreement provides that, promptly after the purchase by CRI Acquisition of the shares pursuant to the offer and the consummation of the second step merger, CRI Acquisition has the right to designate such number of directors, rounded up to the next whole number, on Computer Research's board of directors as is equal to the product of the total number of directors on Computer Research's board of directors (giving effect to the directors designated by CRI Acquisition) multiplied by the percentage that the number of shares beneficially owned by CRI Acquisition bears to the total number of shares of capital stock then outstanding. See Section 11 of this Offer to Purchase.

     Except as disclosed in this Offer to Purchase, neither Mr. Riney nor CRI Acquisition has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving Computer Research or any of its subsidiaries, or any material changes in Computer Research's corporate structure, business or composition of its management or personnel. Mr. Riney and CRI Acquisition currently intend to operate Computer Research on an independent basis in substantially the same manner as it is currently operated.

OTHER MATTERS

     Short-form Merger. Section 1924(b) of the Pennsylvania Business Corporation Law provides that, if a corporation owns at least 80% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge itself into the subsidiary corporation without any action or vote on the part of the board of directors or the shareholders of the subsidiary corporation. This is known as a short-form merger. In the event that CRI Acquisition acquires in the aggregate at least 80% of the shares of Computer Research's voting capital stock, pursuant to the offer or otherwise, then, at the election of CRI Acquisition, a short-form merger will be effected without any approval of the board of directors or the shareholders of Computer

Research, subject to compliance with the provisions of Section 1924(b) of the Pennsylvania Business Corporation Law.

     Alternative Merger. Section 1924(a) of the Pennsylvania Business Corporation Law provides that the affirmative vote of a majority of the votes cast by all shareholders (of each of the domestic business corporations that is a party to the merger) entitled to vote on a plan of merger and approval by the board of directors is sufficient to adopt a plan of merger. In the event that CRI Acquisition or its affiliates do not obtain at least 80% of the outstanding shares of Computer Research pursuant to the offer or otherwise, then, CRI Acquisition or its affiliate could effect a long-form, or conventional, merger with the approval of the board of directors and a majority of the shareholders of Computer Research, subject to compliance with the provisions of Section 1924(a) of the Pennsylvania Business Corporation Law. Pursuant to the Purchase Agreement, CRI Acquisition agreed that a long form merger may be effected if CRI Acquisition obtained more than 66 2/3% but less than 80% of the shares of Computer Research.

     Appraisal Rights. Under the Pennsylvania Business Corporation Law, holders of shares tendered pursuant to the offer do not have appraisal rights as a result of the offer. In connection with the merger, however, shareholders of Computer Research may have the right to dissent from the merger and obtain payment of the fair value of their shares. Under the Pennsylvania Business Corporation Law, dissenting shareholders who comply with the applicable statutory procedures will be entitled to receive payment of the fair value of their shares (excluding any appreciation or depreciation in anticipation of the merger) in cash plus interest, if any. Shareholders should recognize that the fair value could be higher or lower than the price per share paid pursuant to the offer or the consideration per share to be paid in the merger.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE PENNSYLVANIA BUSINESS CORPORATION LAW.

     The foregoing description of the Pennsylvania Business Corporation Law is not necessarily complete and is qualified in its entirety by reference to the Pennsylvania Business Corporation Law. A copy of the Appraisal Rights section of the Pennsylvania Business Corporation Law has been filed as an exhibit to the
Schedule 14D-9 filed by Computer Research on August 4, 2000.

     Rule 13e-3. The second-step merger would have to comply with any applicable Federal law operative at the time. Rule 13e-3 under the Exchange Act is applicable to certain going private transactions; however, CRI Acquisition believes that Rule 13e-3 will not be applicable to the second-step merger. If Rule 13e-3 were applicable to the second-step merger, it would require, among other things, that certain financial information concerning Computer Research, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such a transaction, be filed with the SEC and disclosed to minority shareholders prior to consummation of the transaction.

     13. DIVIDENDS AND DISTRIBUTIONS.

     The Purchase Agreement provides that, except as specifically required or contemplated by the Purchase Agreement or otherwise consented to or approved in writing by CRI Acquisition, Computer Research shall not, prior to consummation of the merger, split, combine or reclassify the outstanding common stock, declare, set aside or pay any dividend payable in cash, stock or property with respect to the common stock, or issue any additional shares of, securities convertible into shares of, or rights of any kind to acquire any shares of, its capital stock.

     14. CONDITIONS OF OFFER.

     Notwithstanding any other provision of the offer, CRI Acquisition shall not be required to accept for payment or pay for, and may delay the acceptance for payment of or payment for, any tendered shares or may terminate or amend the offer, if

     - the number of shares validly tendered and not withdrawn immediately prior to the expiration of the offer plus the number of shares of Computer Research purchased from Mr. Schultz and his wife and Mr. Vagnoni under the Purchase Agreement shall be less than two-thirds of the outstanding common stock of Computer Research determined on a fully diluted basis. This condition is referred to as the "minimum condition".

     We are also not required to accept for payment or pay for, and may delay the acceptance for payment of or payment for, or may terminate or amend the offer on or after the date of the Purchase Agreement and at or before the time of payment for any shares of Computer Research (whether or not any shares have theretofore been accepted for payment) if any of the following shall occur and be continuing:

     - there shall be in effect an injunction, order, decree, judgment, statute, rule, or regulation which

      - materially restricts or prohibits the making or consummation of the offer;

      - materially restricts or prohibits the ownership or operation by CRI Acquisition of its or Computer Research's business or assets or compels CRI Acquisition to dispose of or hold separate any material portion of its or Computer Research's business or assets;

      - imposes any material limitations on the ability of CRI Acquisition effectively to acquire or to hold or to exercise full rights of ownership of the shares, including, without limitation, the right to vote the shares purchased by CRI Acquisition on all matters properly presented to the shareholders of Computer Research; or

      - imposes any limitations on the ability of CRI Acquisition or any of its affiliates effectively to control in any material respect the business and operations of Computer Research; or

     - there shall be instituted, pending or threatened any suit, action, or proceeding which has a reasonable probability of resulting in

      - any of the consequences referred to above;

      - the assessment of material damages against Computer Research or CRI Acquisition due to the transactions contemplated by the Purchase Agreement; or

      - a material adverse change in the business, financial condition or assets of Computer Research;

     - any general suspension of, or limitation on prices for, trading in securities on the OTC Bulletin Board;

     - the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

     - any limitation by any governmental authority or any other event which is reasonably likely to have a material adverse effect on the extension of credit by banks or other lending institutions of the United States;

     - a commencement of a war, armed hostilities or other national or international calamity or national emergency directly involving or directly affecting the United States;

     - in the case of any of the foregoing, except for the immediately preceding clause, existing at the date of execution of the Purchase Agreement, any material acceleration or worsening thereof;

     - Computer Research shall have breached or failed to perform any of its obligations, covenants or agreements under the Purchase Agreement, except where such breaches would not, in the aggregate, constitute a material adverse change in the business, financial condition or assets of Computer Research;

     - any representation or warranty of Computer Research set forth in the Purchase Agreement shall have not been true when made, except where such failures to be true would not, in the aggregate, constitute a material adverse change in the business, financial condition or assets of Computer Research;

     - any representation or warranty of Computer Research set forth in the Purchase Agreement, if made again as of the date of the consummation of the offer, would not be true as of such date, except where such failures to be true would not, in the aggregate, constitute a material adverse change in the business, financial condition or assets of Computer Research;

     - the Purchase Agreement shall have been terminated pursuant to its terms;

     - Computer Research's board of directors shall have

      - withdrawn or adversely modified its approval or recommendation in favor of the offer;

      - after receipt of an acquisition proposal by Computer Research, failed to publicly reconfirm its recommendations within five business days after Computer Research's receipt of CRI Acquisition's written request for such reconfirmation; or

      - recommended acceptance, or shall have determined to recommend acceptance, of any acquisition proposal received by Computer Research after the date of the Purchase Agreement; or

     - CRI Acquisition and Computer Research shall have agreed that CRI Acquisition shall amend the offer to terminate the offer or postpone the payment for shares pursuant thereto;

which in the reasonable judgment of CRI Acquisition, in any such case, and regardless of the circumstances giving rise to any such condition, other than circumstances caused by the breach by CRI Acquisition of its obligations under the Purchase Agreement, makes it inadvisable to proceed with the offer or with acceptance for payment or payment for shares.

     The foregoing conditions, other than the minimum condition, are for the sole benefit of CRI Acquisition, subject to the terms of the Purchase Agreement, and may be asserted or waived by CRI Acquisition in whole or in part, at any time and from time to time, in the sole discretion of CRI Acquisition. The failure by CRI Acquisition at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time.

     15. CERTAIN LEGAL MATTERS.

     Mr. Riney, Scottrade, and a Scottrade branch manager were jointly named as defendants in an NASD arbitration proceeding filed in January 1999 (NASD Case #99-00028). The claimant in the proceedings was a Scottrade customer whose stock in Johnson & Johnson was sold by Scottrade because timely payment for the purchase of the stock was not received. Claimant alleged that when Scottrade liquidated his position because of nonpayment, Scottrade's failure to provide notice of the sale was misrepresentation. Claimant sought an award of $4,227. In January 2000, the arbitrator determined in full and final resolution of the issues submitted that the defendants were jointly and severally liable to claimant for $1,000. All other requested relief was denied. The award contained no specific findings of any violations of any law or rule or that a misrepresentation had occurred. Riney never had any direct dealings with the claimant and was apparently named in the proceeding solely as a result of being the President of Scottrade.

     Except as described in this Section 15, based on information provided by Computer Research, neither Computer Research nor CRI Acquisition is aware of any license or regulatory permit that appears to be material to the business of Computer Research, that might be adversely affected by CRI Acquisition's acquisition of shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the shares by CRI Acquisition as contemplated herein. Should any such approval or other action be required, CRI Acquisition presently contemplates that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise described in this Offer to

Purchase, CRI Acquisition does not presently intend to delay the acceptance for payment of or payment for shares tendered pursuant to the offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Computer Research's business or that certain parts of Computer Research's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, CRI Acquisition could decline to accept for payment or pay for any shares tendered. See Section 14 for certain conditions to the offer, including conditions with respect to governmental actions.

STATE TAKEOVER LAWS

     A number of states, including Pennsylvania where Computer Research is incorporated, have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Computer Research conducts business in a number of states throughout the United States, some of which have enacted such laws.

     Computer Research is incorporated under the laws of the State of Pennsylvania. Subchapters E-H of Chapter 25, Title 15 of the Pennsylvania Business Corporation Law include various anti-takeover provisions. Subchapter E seeks to protect the rights of existing shareholders of a corporation involved in a control transaction (defined as the acquisition by a person or group of the status of a controlling person or group, which generally has voting power over voting shares entitling the holders thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors) by providing them the right to demand fair value for their shares. Under Subchapter E, shareholders are entitled to notice of the attempt to purchase control shares, of their rights under the statute and of the price they may demand for those shares. Subchapter E also provides that shareholders objecting to the transaction are entitled to dissenters' rights and other remedies. Subchapter F provides that a Pennsylvania corporation shall not engage at any time in any business combination (defined to include mergers and certain other actions) with any interested stockholder of the corporation (including the beneficial owner of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors), with certain exceptions for business combinations approved by the board of directors and/or shareholders of the corporation and meeting certain financial conditions. Subchapter G requires the approval of shareholders (first holders of disinterested shares and then holders of all voting shares) before anyone who either has acquired or seeks to acquire a certain percentage of ownership (generally, 20% or more) in a publicly-traded corporation can vote the control shares so acquired. Subchapter H provides that any profits received from the sale of equity securities by a controlling person or group can be recovered by the corporation with respect to dispositions made within 18 months after the person or group obtained controlling person or group status if the equity security had been acquired within 24 months before or 18 months after the person or group obtained controlling group status.

     Computer Research's board of directors approved the Purchase Agreement and the consummation of the transactions contemplated thereby and has taken all appropriate action, including the adoption of bylaws within the proper time period that specifically provide that the Pennsylvania anti-takeover provisions do not apply to Computer Research, so that the above-described anti-takeover provisions of the Pennsylvania Business Corporation Law, with respect to Computer Research, will not be applicable to CRI Acquisition and its affiliates.

     If any government official or third party should seek to apply any state takeover law to the offer or the merger or other business combination between CRI Acquisition or any of its affiliates and Computer Research, CRI Acquisition will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the offer or the merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the offer or the merger, CRI Acquisition might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of shares of Computer Research's common stock, and CRI Acquisition might be unable to accept for payment or pay for shares tendered pursuant to the offer, or be delayed in continuing or consummating the offer or the merger. In such case, CRI Acquisition may not be obligated to accept for payment or pay for any tendered shares of Computer Research's common stock.

     Additional information about this Offer to Purchase has been filed with the Pennsylvania Securities Commission pursuant to the Pennsylvania Takeover Disclosure Law and is available for inspection at the Pennsylvania Securities Commission's office at Eastgate Office Building, 2nd Floor, 1010 North 7th Street, Harrisburg, PA 17102-1410, during business hours.

MARGIN REQUIREMENTS

     Shares of Computer Research, Inc. common stock are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to our offer.

     16. FEES AND EXPENSES.

     Sanders Morris Harris Inc. has acted as advisor to Mr. Riney and CRI Acquisition in connection with the proposed acquisition of Computer Research. Mr. Riney and CRI Acquisition have agreed to pay to Sanders Morris Harris a fee calculated upon a formula based on the purchase price of Computer Research. Mr. Riney and CRI Acquisition have also agreed to reimburse Sanders Morris Harris for its reasonable out-of-pocket expenses incurred in connection with the engagement and to indemnify Sanders Morris Harris and certain related persons against certain liabilities and expenses in connection with the engagement.

     CRI Acquisition has retained MacKenzie Partners to act as the information agent and Registrar and Transfer Company to act as the depositary in connection with the offer. Such firms each will receive reasonable and customary compensation for their services. CRI Acquisition has also agreed to indemnify each firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

     Except as set forth above, CRI Acquisition and Mr. Riney will not pay any fees or commissions to any broker or dealer or other person for making solicitations or recommendations in connection with the offer. Brokers, dealers, banks and trust companies will be reimbursed by CRI Acquisition for customary mailing and handling expenses incurred by them in forwarding material to their customers.

     17. MISCELLANEOUS.

     The offer is being made to all holders of shares of Computer Research common stock other than CRI Acquisition. CRI Acquisition is not aware of any jurisdiction in which the making of the offer or the tender of shares in connection therewith would not be in compliance with the laws of such jurisdiction. If CRI Acquisition becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, CRI Acquisition will make a good faith effort to comply with any such law. If, after such good faith effort, CRI Acquisition cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of CRI Acquisition by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

     No person has been authorized to give any information or to make any representation on behalf of CRI Acquisition not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     CRI Acquisition and Mr. Riney have filed with the Commission the Schedule TO pursuant to Regulation M-A under the Exchange Act, furnishing certain additional information with respect to the offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner set forth in Section 8 of this Offer to Purchase.

                                                                      SCHEDULE I

                              CRI ACQUISITION INC.

                      SOLE DIRECTOR AND EXECUTIVE OFFICER
                               OF CRI ACQUISITION

     The following table sets forth the name, business address and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of Rodger O. Riney, the sole director, executive officer and stockholder of CRI Acquisition, Inc.

     Mr. Riney is a citizen of the United States of America.

                             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS
     NAME AND ADDRESS                       HELD DURING THE PAST FIVE YEARS
     ----------------        --------------------------------------------------------------
Rodger O. Riney              Mr. Riney is the President, Treasurer, Secretary, sole
Scottrade, Inc.              director and sole stockholder of CRI Acquisition. He is the
12855 Flushing Meadows Dr.   founder, President and Chief Executive Officer of Scottrade,
Suite 100                    Inc., formerly Scottsdale Securities, Inc., a securities
St. Louis, MO 63131          brokerage firm that is registered with the SEC and the NASD.
                             Mr. Riney is also a director of Knight Trading Group, Inc., a securities market maker.

     The Letter of Transmittal, certificates for shares, Notice of Guaranteed Delivery and any other required documents should be sent or delivered by each stockholder of Computer Research, Inc. or his broker, dealer, commercial bank, trust company or other nominee to the depository at the address set forth below:

                        The Depositary for the Offer is:
                         REGISTRAR AND TRANSFER COMPANY
                               10 COMMERCE DRIVE
                               CRANFORD, NJ 07016
                                 (908) 497-2300

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and location set forth below.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                [MACKENZIE LOGO]

                                156 Fifth Avenue
                               New York, NY 10010
                         (212) 929-5500 (call collect)

                                       or

                         CALL TOLL-FREE (800) 322-2885